Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

JERASH HOLDINGS (US), INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common stock, par value $0.001 per share	457(c)	4,551,015	6.12	$27,852,211.80	$92.70 per $1,000,000	$2,581.90

	Total Offering Amounts					$27,852,211.80		$2,581.90

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$2,581.90

(1)	The 4,551,015 shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares that may be offered or issued in connection with any stock split, stock dividend, or similar transaction.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices per share of the common stock on April 8, 2022, as reported on the Nasdaq Capital Market.